Exhibit 99.1

For Immediate Release
For more information, contact:

Nathan R. Iles
Standard Motor Products, Inc.
(718) 392-0200

Standard Motor Products, Inc. Announces
Acquisition of Stabil Group

New York, NY, September 1, 2021 ….… Standard Motor Products, Inc. (NYSE: SMP), a leading automotive parts manufacturer and distributor, announced today that it has acquired 100% of the capital stock of Stabil Operative Group GmbH, a German company (“Stabil”). Stabil is a manufacturer and distributor of a variety of components, including electronic sensors, control units, and clamping devices to the European OE market, servicing both commercial and light vehicle applications. Stabil generates approximately $25 million in annual revenue and has facilities in Germany and Hungary.

SMP will fund the acquisition in cash through borrowings under its revolving credit facility. It is anticipated the acquisition will be accretive to diluted earnings per share in 2022.

37-18 Northern Blvd., Long Island City, NY  11101
(718) 392-0200
www.smpcorp.com

Mr. Eric Sills, Standard Motor Products’ Chief Executive Officer and President, stated, “We are very pleased to announce this acquisition, which fits very well with our strategy to expand beyond our core aftermarket business into complementary areas. Headquartered on the outskirts of Stuttgart, Germany, Stabil gives us exposure to a diversified group of blue chip European commercial and light vehicle OE customers, provides us with experienced sales and engineering teams, expands our product portfolio, increases our global manufacturing footprint, and creates positive synergies with our existing operations in Poland. We welcome Stabil and its approximately 230 employees to the SMP family.”

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Standard Motor Products cautions investors that any forward-looking statements made by the company, including those that may be made in this press release, are based on management’s expectations at the time they are made, but they are subject to risks and uncertainties that may cause actual results, events or performance to differ materially from those contemplated by such forward-looking statements. Among the factors that could cause actual results, events or performance to differ materially from those risks and uncertainties discussed in this press release are those detailed from time-to-time in prior press releases and in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q.  By making these forward-looking statements, Standard Motor Products undertakes no obligation or intention to update these statements after the date of this release.

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